Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Release Agreement”) is dated as of September 10, 2010, and entered into by and between Nick J. Grujich, an individual (“Executive”) and Catalyst Health Solutions, Inc. (together with any successor thereto, the “Company”).

WHEREAS, Executive has been employed by the Company;

WHEREAS, Executive wishes to resign from the Company;

WHEREAS, Executive’s employment by the Company will terminate or be terminated effective as of September 20, 2010 (the “Termination Date”), and the parties desire to enter into this Release Agreement upon the terms set forth herein; and

WHEREAS, Executive is party to that certain Employment Agreement between Executive and the Company, dated as of February 28, 2008, and as amended effective June 22, 2010 (the “Employment Agreement”), including the Confidentiality and Non-Competition Addendum attached in Schedule 10-1 thereto (the “Addendum”).

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the Company’s desire and willingness to pay severance benefits (conditioned upon the terms of this Release Agreement), to which Executive is not otherwise entitled, the parties hereby agree as follows:

1. Separation from Service; Resignation. Executive’s employment with the Company will terminate, or be terminated, on the Termination Date. Effective as of the Termination Date, Executive hereby resigns from his employment with the Company, and further resigns from any other officer or director positions Executive holds with the Company and/or any of its affiliated entities.

2. Severance. Subject to Executive’s continued compliance with the terms and conditions of this Release Agreement and the Addendum, and further subject to Executive’s non-revocation of this Release Agreement, the severance amounts and benefits payable or to be provided to Executive in accordance with the terms hereunder are set forth on Exhibit A attached hereto (the “Severance Schedule”). Executive agrees that, except as provided below, and notwithstanding the terms and conditions of the Employment Agreement, the amounts set forth on the Severance Schedule reflect the entire amount of the severance payments and benefits payable or to be provided to Executive hereunder and that such amounts shall be subject to all tax withholdings required by applicable law.

3. Equity Awards. As of the date hereof, Executive holds the stock option(s) listed on Exhibit B attached hereto, to purchase shares of the Company’s common stock. As of the date hereof, Executive holds unvested shares of restricted common stock of the Company listed on Exhibit B attached hereto. All unvested stock options and unvested shares of restricted common stock held by Executive as of the Termination Date shall be forfeited on the Termination Date.

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4. Confidentiality and Non-Competition Addendum. Notwithstanding anything to the contrary contained in this Release Agreement or any other agreement, the Company and Executive hereby agree that the Addendum shall survive execution of this Release Agreement and the termination of the Employment Agreement pursuant to Section 5 hereof. Executive hereby agrees that he shall continue to abide by the terms, conditions and restrictions of the Addendum in accordance with the provisions thereof; provided, however, that notwithstanding anything to the contrary contained in the first sentence of Section 4.1(B) of the Addendum, the Company and Executive hereby agree that the Executive shall be permitted to accept employment, consult or otherwise provide services in any capacity to any person, partnership or entity (including any affiliate of such entity) beginning October 1, 2010 except for the entity presently providing prescription claims processing to the Company. Executive agrees that he will comply with, or has already complied with, Section III of the Addendum as of the Termination Date.

5. Employment Agreement. Effective as of the date hereof, the Company and Executive hereby agree that (i) the Employment Agreement (except for the Addendum) shall be terminated and of no further force or effect and (ii) neither the Company nor Executive shall have any further rights or obligations (including without limitation any obligations of the Company to make any severance or other payments to Executive) under the Employment Agreement (except for the Addendum) from and after the date hereof; provided, that Executive shall be entitled to receive payment for base salary earned prior to the Termination Date and not paid prior to the Termination Date, reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date and any accrued but unpaid vacation, to the extent payable pursuant to Company policy.

6. Release. Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as each of their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which Executive now owns or holds or Executive has at any time heretofore owned or held or may in the future hold as against any of said Releasees arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee and/or Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the Termination Date including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the Maryland Fair Employment Practices Act, the Maryland Wage and Hour Law, or any other federal, state or local law, regulation, or ordinance, or any Claim for compensation or

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benefits, including any severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, disability insurance, health or medical insurance, retirement benefits, workers’ compensation or any other fringe benefit; provided that such release shall not apply to any of the following: (1) any right to indemnification that Executive may have pursuant to the bylaws (or similar governing document) of the Company or any of its parents, subsidiaries or other affiliates, the certificate of incorporation (or similar governing document) of the Company or any of its parents, subsidiaries or other affiliates, or pursuant to any statute, law, or common law principle; (2) any rights that Executive may have to insurance coverage for any losses, damages, fees or other expenses under any Company (or parent, subsidiary or affiliate) directors and officers liability insurance policy; (3) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); or (4) any rights to payment of vested benefits (other than severance benefits and, for the avoidance of doubt, any right to bonus amounts) that Executive may have under any other benefit plan sponsored or maintained by the Company. In addition, this Release Agreement does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

Company hereby releases Executive with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise (each, a “Company Claim”), which Company now owns or holds, has at any time heretofore owned or held or may in the future hold against Executive for any act taken by Executive in the conduct of his duties as an officer, director, employee, member or manager of Company committed prior to the Termination Date; provided, that Company does not release Executive from any Company Claim related to or arising from (i) any material act of misconduct taken by Executive to the extent no executive officer of the Company, other than Executive, is aware of such material act of misconduct as of the date of this Release Agreement, (ii) any crimes committed by Executive or (iii) any conduct constituting fraud or intentional misrepresentation.

7. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the Termination Date. Executive further expressly acknowledges and agrees that:

A. In return for this Release Agreement, the Executive will be entitled to receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;

B. Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

C. Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

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D. Executive is hereby informed that he has twenty-one (21) days within which to consider this Release Agreement;

E. Executive is hereby informed that he has seven (7) days following the date he executes this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be delivered personally or sent by facsimile or certified or registered mail, postage prepaid, to the Company during the seven-day revocation period, as follows:

Catalyst Health Solutions, Inc.

800 King Farm Boulevard

Rockville, MD 20850

Attention: General Counsel

In the event that Executive timely exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement; and

F. Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

8. No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

9. Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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10. Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11. Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF MARYLAND OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF MARYLAND TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF MARYLAND, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

12. Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

13. Remedies. Executive recognizes and acknowledges that a breach of the covenants contained in this Release Agreement will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, in addition to any other remedy to which the Company may be entitled, at law or in equity, the Company will be entitled (i) to an injunction or injunctions to prevent breaches of the provisions of this Release Agreement (whether actual or contemplated) and to enforce specifically the provisions of this Release Agreement, and (ii) to set off against any compensation and other payments of any kind owed or payable to Executive, any amounts owing to the Company as a result of a breach of this Release Agreement or otherwise, including the right to stop the payment of amounts pursuant to the Severance Schedule. The rights and remedies provided to the Company in this Release Agreement are cumulative and are in addition to all other rights and remedies provided by law or in equity. Without limiting the foregoing, Executive agrees that the Company would be entitled to recover money from Executive if this Release Agreement were violated.

14. Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

15. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The

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language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

16. No Wrongdoing. This Release Agreement does not constitute an adjudication or finding on the merits and is not, and shall not be construed as, an admission or acknowledgment by any party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct, all of which is expressly denied. Moreover, neither this Release Agreement nor anything in this Release Agreement shall be construed to be, or shall be, admissible in any proceeding as evidence of or an admission by any party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct. This Release Agreement may be introduced, however, in any proceeding to enforce this Release Agreement.

17. Legal Counsel. The parties hereto recognize that this Release Agreement is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and had been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

18. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

19. Section 409A. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Executive may be eligible to receive under this Release Agreement shall be treated as a separate and distinct payment. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date hereof.

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The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it.

EXECUTIVE

By:
Nick J. Grujich

CATALYST HEALTH SOLUTIONS, INC.

By:
Name:
Title:

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Exhibit A

Severance Schedule

A. Total Cash Payment

Executive shall be entitled to receive an aggregate cash payment equal to $236,666.67, which amount shall be paid in a lump sum within five (5) business days after the date the Release Agreement is no longer revocable by the Executive under applicable law, and shall be subject to tax withholdings in accordance with applicable law and as provided in Section 2 of the Release Agreement.

B. Other Benefits

Continued medical benefit coverage pursuant to COBRA for Executive, Executive’s spouse and eligible dependents for a period of twelve (12) months after the Termination Date. In order to allow the continuation of such medical benefits, Executive agrees to timely elect COBRA continuation coverage for himself, his spouse and eligible dependents and the Company will make twelve (12) monthly premium payments directly to the provider of such medical benefits.

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Exhibit B

Outstanding Stock Option

Unvested Portion:	[0]
Vested Portion*:	[100,000]
Total:	[0]

*	Executive hereby agrees, that notwithstanding anything contained in any stock option award agreement, the Employment Agreement, or any other agreement, the unvested portion of such outstanding stock option(s) shall be forfeited on the Termination Date. The vested portion of such outstanding stock option(s) shall be exercisable for the period of time set forth in the applicable stock option award agreement and any portion of such vested and outstanding stock option(s) not exercised during such period of time shall be immediately forfeited.

Outstanding Unvested Shares of Restricted Stock

Unvested Shares of Restricted Stock**:	[60,250]
Total:	[60,250]

**	Executive hereby agrees, that notwithstanding anything contained in any restricted stock award agreement, the Employment Agreement, or any other agreement, the unvested shares of restricted stock held by Executive as of Termination Date shall be forfeited immediately as of such date.

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